Exhibit 99.1

Announcement Regarding Option Exchange and Option Buyback Program

Ed Malysz

SVP, General Counsel

Today we announced our plan to do something more for the employees of Serena. Recognizing that all stock options granted under Serena’s 2006 Stock Incentive Plan (the “2006 SIP”) are “underwater” (i.e., have an exercise price higher than the fair market value of our common stock), we plan to allow eligible employees who hold stock options under the 2006 SIP (“Eligible Employees”) the opportunity to exchange those options with Serena for new options and, for Eligible Employees who hold options to purchase 25,000 or fewer shares, for cash. This opportunity will be structured as a tender offer.

When we formally start the tender offer, we will send Eligible Employees an Information Memorandum that describes the terms of the tender offer in detail and sets out exactly what Eligible Employees must do if they want to participate in the tender offer. However, we think it is useful to give you an outline of what we are planning now so that you understand what we are planning and can prepare to consider the Information Memorandum when it becomes available.

Participation in the tender offer is completely voluntary, and Eligible Employees may tender to Serena some or all of their options under the 2006 SIP.

In the tender offer:

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All Eligible Employees will have the opportunity to exchange their existing options with us for new options to purchase shares of our common stock at a lower exercise price and with different vesting terms (we call this the “Option Opportunity”), or

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Eligible employees who hold options to purchase 25,000 or fewer shares (“Small Lot Holders”) will also have the opportunity to sell such options back to us for a cash purchase price of $1.25 per option (we call this the “Cash Opportunity”). Only Small Lot Holders will be able to participate in the Cash Opportunity.

The tender offer will be open to all Eligible Employees in the United States and other countries where permitted. “Eligible Employees” include current holders of stock options under the 2006 SIP who are employed by Serena or its subsidiaries at the close of the tender offer, and exclude any transitional employees under the September 2009 reduction-in-force. While we want to make the tender offer available to Eligible Employees as widely as possible, we are in the process of researching legal and tax restrictions in certain countries. The Information Memorandum will specify any countries in which we are not able to offer the Option Opportunity and/or Cash Opportunity.

Applicable tax consequences associated with the Option Opportunity and Cash Opportunity will be described in the Information Memorandum.

OFFER PERIOD

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The tender offer for the Option Opportunity and the Cash Opportunity is expected to be launched on September 17, 2009. The deadline to elect to participate in the tender offer is expected to end at 11:59 p.m. (California time) on October 16, 2009, unless Serena is required or opts to extend the tender offer deadline.

OPTION OPPORTUNITY

•	The Option Opportunity will be open to all Eligible Employees.

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Participants will be able to exchange part or all of their outstanding options under the 2006 SIP for new options to purchase the same number of shares. We anticipate the tender offer will be structured so that if you have multiple outstanding option awards and you tender less than all your outstanding options under the 2006 SIP, you may elect which of your outstanding options you wish to tender, and in what proportions.

•	The new options will have a strike price equal to the fair market value of a share of Serena’s common stock on the close of the offer period.

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New options will have a new vesting schedule and will start out as completely unvested (though with a lower exercise price), and so by exchanging eligible options for new options, participants will lose the benefit of any vesting of tendered options up to the close of the tender offer.

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Time options will be exchanged for new time options that, subject to the Eligible Employee’s continued employment, will vest over the three-year period beginning on the grant date following the close of the offer period. The vesting schedule for new time options will include an initial six-month cliff vesting period and monthly vesting thereafter. Performance options tendered by a participant employed below the level of vice president will be exchanged for new time options.

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Performance options tendered by a participant employed at the level of vice president or higher will be exchanged for new performance options that, subject to the Eligible Employee’s continued employment, will vest based on the achievement of a six-month EBITA target for the second half of Fiscal Year 2010 and annual EBITA targets for Fiscal Years 2011 through 2013. These EBITA targets have been established pursuant to a financial model approved by Serena’s Board of Directors. Additional details will be included in the Information Memorandum.

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The Information Memorandum will include a personalized Addendum for each recipient that sets forth the recipient’s currently outstanding stock options, their grant dates, remaining term, exercise prices, vesting schedule and other information.

CASH OPPORTUNITY FOR SMALL LOT HOLDERS

•	The Cash Opportunity will be open only to Eligible Employees who hold outstanding options under the 2006 SIP to purchase 25,000 or fewer shares in the aggregate.

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Participants in the Cash Opportunity will be able to sell all or part of these options to Serena for a purchase price of $1.25 per share. Payment of the purchase price will be subject to any applicable tax and withholding requirements, which will be described in the Information Memorandum.

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We anticipate the tender offer will be structured so that if you have multiple outstanding option awards and you tender less than all your outstanding options under the 2006 SIP, you may elect which of your outstanding options you wish to tender, and in what proportions.

As a result of the tender offer, the number of shares subject to outstanding options will be reduced by the number of options repurchased under the Cash Opportunity. The total number of options that potentially could be exchanged in the Option Opportunity represents approximately 8.9 million shares, of which the total number of options that potentially could be repurchased in the Cash Opportunity represents approximately 0.6 million shares.

The tender offer, the Option Opportunity and the Cash Opportunity have been approved by our Board of Directors, but we are not making any recommendation to you whether to participate in the tender offer.

If you’re interested in learning more about the Option Opportunity or the Cash Opportunity, we encourage you to read the Information Memorandum when it is made available to you. An FAQ for these programs will be included in the Information Memorandum.

The tender offer (including the Option Opportunity and the Cash Opportunity) described in this communication has not been launched. This communication is for informational purposes only and is not an offer to exchange or buy or a solicitation of an offer to exchange or buy any options. When the tender offer begins, Serena will provide Eligible Employees with written materials explaining the terms, conditions and timing of the offers. Eligible Employees should read the written materials carefully when they become available because they will contain important information about the programs. The terms summarized in this communication are preliminary, and we may change them. We are under no obligation to launch the tender offer or, if it is launched, to complete it, and we and the offerees will have no obligation under the tender offer except subject to the terms and conditions set forth in the Information Memorandum, when it becomes available.

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